Exhibit 10.11

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made and entered into on November 12, 2019, by and between Avita Medical Ltd., an Australian corporation (the "Company"), Avita Medical Americas, LLC ("Avita America ") and Michael Perry, an individual (the " Executive") with reference to the following:

RECITALS

WHEREAS, the Executive has been serving in the role of Chief Executive Officer of the Company since June 1, 2017,

WHEREAS the Board of Directors of the Company (the " Board") desires to employ Executive to serve as the Chief Executive Officer of the Company and to manage the operations of the Company and its subsidiaries pursuant to this Agreement.

WHEREAS the Executive is willing to continue to serve in the role of Chief Executive Office of the Company and provide services to the Company and its subsidiaries under the terms and conditions stated herein,

WHEREAS, the Executive will serve as Chief Executive Officer of the Company, but will be paid through Avita America (so long as Avita America remains a wholly owned subsidiary of the Company), effective as of September 1, 2019 (the " Effective Date"); and the parties agree that the terms of this Agreement will apply from the Effective Date and replaces all prior agreements, arrangements or understandings concerning the appointment of the Executive;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and intending to be legally bound, it is hereby agreed by and between the parties hereto as follows:

1.	Employment and Duties

1.1Employment. The Company here by employs the Executive as the Chief Executive Officer ("CEO") of the Company and the Executive hereby accepts such employment as of the Effective Date pursuant to the terms and conditions set forth herein. The Executive shall report directly to the Board.

1.2Duties. The Executive shall perform, to the best of his ability and in a manner satisfactory to the Board, all such duties that are consistent with his title and position as the most senior executive officer of the Company, and such other duties as ma y reasonably be assigned to him by the Board.   The Executive's duties will be conducted principally from the Company ' s North America office, currently located in Valencia, California, or at such other location as determined by the Board (but subject to the terms of this Agreement), with travel to such other locations from time to time as reasonably required. For absence of doubt, Executive can perform his duties from any location. Executive shall continue to commute as necessary from his principle residence in Denver, CO, at Company's reasonable expense, as further detailed in Section 3.4. The Board will not require Executive to relocate from Denver, CO.

1.3Time and Efforts.   The Executive shall devote his full business time and provide his best efforts, attention, and energies to the business of the Company and its subsidiaries and to the performance of Executive's duties hereunder, and Executive shall not engage in any other business, profession or occupation for compensation or otherwise during the employment period without the prior written consent of the Board; provided that, nothing herein shall preclude Executive from serving in any capacity with any civic, educational, or charitable organization, and provided, further that, in each case, and in the aggregate, such services do not materially conflict or interfere with Executive's obligations to the Company or its subsidiaries hereunder and such service is disclosed in advance by Executive to the Board. The Board has issued approval for Executive to maintain the following appointments:

(a)	University of Colorado School of Medicine, Adjunct Professor
(b)	Houston Methodist Research Institute /Cornell School of Medicine, Adjunct Professor
(c)	Houston Methodist, External Advisory Board for Translational Medicine, Chair
(d)	Gamida Cell Ltd., Non-executive director
(e)	Arrowhead Pharmaceuticals Inc., Non-executive director
(f)	Armata Pharmaceuticals, Non-executive director
(g)	Bioscience Managers Pty Ltd, Managing Director

The Company will also reimburse the Executive for fees related to the maintenance of Veterinary Licensure in the U.S. and Canada and A VMA, CVMA and DEA licensures.

2.	Employment Period

The Company and the Executive hereby agree that the Executive' s employment by the Company shall be "at -will" and for an indefinite period of  time, such that either the Executive  or the Company may terminate this Agreement and the employment relationship at any  time and  for any reason, with or without Cause, with or without notice ,  but subject to the severance  pay provisions (if applicable) as set forth below in Sections 5 and 6 of this Agreement.

3.	Compensation

As the total consideration for the Executive' s services rendered here under, Executive shall be entitled to the following:

3.1Base Salary. The Executive shall be paid an annual base salary of Four Hundred and Seventy-Five Thousand United States Dollars ($475,000.00) per year ("Base Salary"), subject to applicable tax deductions and withholdings, beginning on the Effective Date of the Agreement payable in regular installments in accordance with the customary payroll practices of Avita America. The Executive's salary will be subject to annual review by the Board and may be increased or decreased in the sole discretion of the Board.

3.2Annual Performance Bonus. In addition to the Base Salary, the Executive shall be eligible to receive an annual performance bonus as determined by the Board with the exception of the guaranteed portion of the Annual Bonus which is to be paid in accordance with clause 3.2(b). ("Annual Bonus") based upon the Company's performance for the preceding calendar year of service (each year being regarded as a "Bonus Period"), as measured against certain performance targets as mutually established by the parties to be paid to Executive no later than March 15 of the year following the Bonus Period. The Annual Bonus shall be determined as follows:

(a)	As ultimately determined in the Board' s discretion, the target amount of the Annual Bonus shall be seventy percent (70%) of Executive's Base Salary ("Target Bonus").

(b)

For calendar year 2019, the Annual Bonus shall be prorated for 7/12ths of the year guaranteed at 50% of Executive's Base Salary and the remaining 7/12ths at the Board' s discretion for the remainder of the year.

(c)	At the sole discretion of the Board, Executive may be entitled to an additional amount of up to fifty percent (50%) of the Target Bonus ("Additional Bonus") i.e., up to 105%

of base salary when combined with the Target Bonus.

(d)

In order to be eligible and entitled to receive any Annual Bonus or Additional Bonus payment, the Executive must have been and is still employed on the last day of the Bonus Period and the Company must not have given Executive notice of termination for Cause and the Executive also must not have given notice of termination pursuant to section 5.4 (other than for termination due to Disability or Death), on or before the date the Annual Bonus or Additional Bonus is to be paid.

3.3 Long Term Incentive. The Company agreed upon employment of Executive to grant equity to Executive. All Restricted Stock Units ("RSUs") and Options referred to herein, as well as any future grants, shall be issued as soon as administratively feasible following their respective grant dates, but no later than thirty (30) business days following such date. The Company has issued to the Executive equity in the form of RSUs under the terms and conditions contained in the RSUs Confirmatory Deed and options on the terms of the Option Deed, a copy of each of which is attached to this Agreement as Annexure A and Annexure B, respectively.

3.4 Business Expenses. During the Employment Term, the Executive is entitled to reimbursement (through Avita America) for reasonable and necessary business expenses incurred by Executive in connection with the performance of Executive's duties, subject to proper documentation and approval as required pursuant to the applicable Company expense reimbursement policies. For air travel incurred in commuting from Denver, CO, Executive shall be entitled to fly business class (or a lesser flight class if business class is not available). The Company shall pay those of the Executive’s reasonable commuting expenses, as well as Executive's reasonable housing expenses of hotel stays or a corporate apartment and automobile lease or rental, whichever Executive elects. In addition, the Company shall pay that amount that is necessary to compensate Executive for the U.S. federal and applicable state income tax due as a consequence of the Company's payment of such travel and housing and automobile expenses, which amount shall be withheld from his compensation and paid to the appropriate governmental authority. To the extent any of these expense payments are taxable income to the Executive, the Company shall pay an additional amount intended to gross-up for any income tax impact. The Executive is entitled to reimbursement of eligible expenses incurred while employed but paid following termination of employment. Avita Americas will conduct standard audits of expenses incurred by the Executive and C-suite employees.

3.5Vacation, Personal Time. and Sick Leave.  The Executive shall be entitled each year to a vacation, during which time his compensation shall be paid in full. The time allotted for such vacation shall be an aggregate of five (5) weeks per year. There is a cap on the amount of unused vacation time that can be accumulated and carried forward to subsequent years. Executive can never accumulate in excess of a total of (8) weeks. Consequently, if less than the   full five (5) weeks is used by the Executive in any given year, the amount of the unused vacation can be carried forward, but the vacation total can never exceed eight (8) weeks at any point in time. If the cap of eight (8) weeks is ever reached, Executive cannot accrue any additional vacation time until he uses some of the vacation time and the amount drops below the cap. Once the amount drops below the cap, Executive will begin accruing vacation time again (pro-rated on an annual basis), but subject to the cap. In the year Executive's employment as CEO terminates, he shall be paid, at his regular rate of pay, for unused vacation (which can never exceed the amount of the eight (8) week cap).  The Executive agrees to schedule planned vacation to be taken at a time mutually convenient to the Executive and the Company.

Executive shall also be entitled to five (5) paid personal days each year. Executive shall accrue five (5) personal days for calendar year 2017 as of the Effective Date of this Agreement. There is a cap on the amount of unused personal days that can be carried forward to subsequent years, and that amount is seven days (7) total. The cap shall operate in the same way as the cap described in the paragraph above related to vacation. To the extent possible, Executive agrees to schedule personal days to be taken at a time convenient to the Company.

Executive shall also be entitled to forty-eight (48) hours of sic k leave each year. There is a cap on the amount of unused sick leave that can be carried forward to subsequent years, and that amount is sixty (60) hours total. The cap shall operate in the same way as the cap described in the paragraph above related to vacation.  However, the Company shall have no obligation to pay for unused sick time when Executive’s employment terminates.

3.6Health Insurance. The Company shall pay to Executive on an after-tax basis an amount equal to I 00 % of the monthly premiums for the Executive and his family (spouse, eligible children) under the medical and dental plans of his former employer. The Company shall pay 100% of the monthly premiums for Executive and his family (spouse, eligible children) under the Company-provided vision plan. If in the future, the Executive, and his family (spouse, eligible children) cease to be covered under the medical and dental plans of his former employer and begin coverage under the Company-provided medical and dental programs then the Company shall pay 100% of the monthly premiums for that coverage. The Company reserves the right and may at any time, in its sole discretion, terminate, change, or modify any employee benefit plans, policies or programs that it offers or provides. The Executive is entitled to reimbursement of eligible expenses incurred while employed but paid following termination of employment. For absence of doubt, the Company shall not discontinue payment s under this Section without consent of Executive.

3.7Disability Insurance. Executive and the Company shall agree upon a disability insurance policy (the "Policy") to insure solely to Executive and/or his beneficiaries.  The Company shall during the Employment Term purchase and pay all premiums on the Policy. Such policy shall be in an amount equal to the Executive' s annual Base Salary plus Executive's Target Annual Bonus of 70% of Base Salary.

4.	Proprietary Information

The Executive acknowledge s that: (i) the Executive has a major responsibility for the operation, development and growth of the Company's business and subsidiaries; (ii) the Executive's work for the Company and its subsidiaries has brought the Executive and will continue to bring the Executive into close contact with "Confidential Information" (as defined below); and (iii) the agreements and covenants contained in this Section 4 are essential to protect the business interests of the Company and its subsidiaries and that the Company will not enter into this Agreement but for such agreements and covenants. Accordingly, the Executive covenants and agrees to the following:

4.1 Confidential Information. Both during the term of the Executive’s employment under this Agreement and indefinitely after the Executive is no longer employed as CEO of the Company, the Executive shall not, directly or indirectly, (i) knowingly use for an  improper or personal benefit any "Confidential Information" (as defined below) that was acquired by, learned by or disclosed to Executive during or by reason of the Executive's employment as CEO of the Company (before or after the date of this Agreement) , or ( ii) disclose any such Confidential Information to any person, business or entity, except in the proper course of the Executive's duties as CEO of the Company. As used in this Agreement, "Confidential Information" means any and all confidential  or  proprietary  information  of the Company and  its subsidiaries  or affiliates that is not generally known to the public, including, without  limitation, business, financial , marketing , technical , developmental, operating, performance, know-how, and process information, drawings and designs, customer information

(including contact information, pricing  and buying trends and needs), employee information (including  the skills, abilities and compensation of other employees), and other trade secret information, now existing or hereafter discovered or developed during the course of employment with the Company. Confidential Information shall include information in any form whatsoever, including, without limitation, any digital or electronic record-bearing media containing or disc lo s in g such information. The provisions of this Section 4 shall not apply to information that has become generally available to the public other than as a result of a disclosure by the Executive. In the event that the Executive is requested or required (including under applicable securities laws, such as the ASX Listing Rule s) (or by oral question or request for information or document s in any legal proceeding, inter rogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, then the Executive will notify the Company within two (2) business days of receiving the request or requirement so that the Company may seek an appropriate protective order. If required under applicable securities laws (including the ASX Listing Rules) the Executive must disclose such Confidential Information as and to the extent required under those securities laws. If, in the absence of a protective order or the receipt of a waiver hereunder (and other than as a requirement under applicable securities law s), the Executive is, on the advice of counsel compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Executive may disclose such Confidential information to the tribunal; provided, however, that the Executive shall use the Executive's reasonable best efforts to obtain, at the expense and reasonable request of the Company, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Company shall designate. The Executive acknowledges that all Confidential Information is the exclusive property of the Company. The Executive further acknowledges that the Executive' s entire work product, including working drafts and work sheets, shall be the sole property of the Company, and that the Executive will have no rights, title or interest in any such material whether prepared by the Executive alone, by others or by the Executive in conjunction with others. Executive agrees as a condition of continued employment to execute (at the same time as executing this Agreement) the Company's standard form Intellectual Property Agreement protecting the trade secrets and other intellectual property of the Company.

4.2Duty of Loyalty and Non-Competition. During the Employment Term, the Executive shall not, without the prior written consent of the Company, participate, directly or in directly, as an individual proprietor, partner, stockholder, officer, employee, director, manager, joint venture, investor, lender, consultant or in any capacity whatsoever (within the United States of America, or in any  country  where the Company or  its subsidiaries or affiliates do business or have reasonable plans to do business) in a business engaged in competition with the Company or any of its subsidiaries or affiliates, or in a business that the Company or any of its subsidiaries or affiliates has taken reasonable steps to engage in (including, but not limited to, meeting with management  teams or entering  into  preliminary  or definitive term sheets,  letters of intent, purchase agreements , or other similar arrangements or agreements) of which the Executive has knowledge at the time of Executive's employment; provided, however, that such participation shall not include the mere ownership of not more than one percent (1%) (on a fully diluted basis) of the total outstanding stock of a publicly held company.  At all times following the termination of Executive's employment as CEO of the Company for any reason as specified in Section 5 hereof, Executive shall not, either directly or indirectly, engage in any unlawful competitive activities or use Confidential Information to engage in any competition against the Company. Any technologies used by the Company in the course of Executive's employment are restricted to a specific field of use or therapeutic area used or planned to be used by the Company will only be considered confidential or competitive in that specific defined field of use. Executive is free to pursue interests and/or employment with other companies using these technologies in other fields of use outside those used by the Company, including without limitation for example oncology, diabetes and/or endocrine fields.

4.3Non-Solicitation. For a period  beginning on the Effective Date and ending one year after the date on which the Executive is no longer employed as CEO of the Company (the "Non-Solicitation Period"), the

Executive shall not in any capacity, either separately or in association  with others: (i) solicit for employment or endeavor in any way to entice away from employment with the Company or its subsidiaries or affiliates any employee of the Company or its subsidiaries or affiliates, or any person or entity that had been an employee or affiliate of the Company or its subsidiaries within the six month period preceding the commencement of a solicitation; nor (ii) use Confidential Information to solicit or use any other unlawful means to induce or influence any supplier, customer, agent, consultant or other person or entity that has a business relationship with the Company or its subsidiaries to discontinue, reduce or modify such relationship with the Company or its subsidiaries.

4.4Non-disparagement. The Executive agrees (whether during or after Executive's employment as CEO of the Company) not to issue, circulate, publish or utter any comments or statements to the press or other media, or to any third parties, or to any employees of the Company or its subsidiaries or affiliates, or any consultants or any individual or entity with whom the Company or its subsidiaries or affiliates has a business relationship, which could reasonably be expected to adversely affect in any manner: (i) the conduct of the business of the Company or its subsidiaries or affiliates (including, without limitation, any products, services, or business plans or prospects); or (ii) the business reputation of the Company or its subsidiaries or affiliates (including its financial condition or the direction of the business), or any of their respective products or services, or their past or present officers, directors, executives or employees. Notwithstanding the foregoing, nothing contained in this Agreement will be deemed to restrict Executive from providing truthful information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent requested or required to provide such information pursuant to applicable law or regulation. Nothing in this section is intended to limit Executive's rights under Section 7 of the National Labor Relations Act.

The Company agrees (whether during or after Executive's employment as CEO of the Company) not to issue, circulate, publish or utter any comments or statements to the press or other media, or to any third parties, or to any employees of the Company or its subsidiaries or affiliates, or any consultants or any individual or entity with whom the Executive has a busine ss relationship, which could reasonably be expected to adversely affect in any manner the business or personal  reputation of the Executive. Notwithstanding the foregoing, nothing contained in this Agreement will be deemed to restrict the Company from providing truthful information to any governmental or regulatory agency or under applicable securities laws (including the ASX Lis ting Rules) (or in any way limit the content of any such information) to the extent requested or required to provide such information pursuant to applicable law or regulation.

4.5Return of Property. Upon termination of his employment as CEO of the Company or at any time as the Company requests, the Executive will promptly deliver to the Company all Confidential Information and other documents (whether prepared by the Company, a subsidiary, an affiliate, the Executive or a third party) relating to the Company, any of its subsidiaries, an affiliate or any of their businesses or property that the Executive may possess or have under the Executive's direction or control other than documents provided to the Executive in the Executive's capacity as a participant in any employee benefit plan, policy or program of the Company.

4.6Remedies. The Executive acknowledges that (i) the Executive has had an opportunity to seek the advice of counsel in connection with this Agreement; (ii) the provisions of this Section 4 are reasonable in scope and in all other respects; (iii) any violation of these provisions will res ult in irreparable injury to the Company; (iv) money damages may not be an adequate remedy for the Company in the event of a breach of any of these provisions by the Executive; and (v) specific performance in the form of injunctive relief would be an appropriate remedy for the Company. If the Executive breaches or threaten s to breach any of the provision of this section 4, the Company shall be entitled, in addition to all other remedies, to seek an injunction restraining any such breach, without any bond or other security being required and without the necessity of showing actual damages.

As it relates to Section 4.4, only, Executive shall be entitled to seek any remedy available to him under applicable law and is not limited by the provisions of Section 11 of this Agreement.

4.7Severability.  If any of the provisions of this Section 4, or any part thereof, are held to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid or unenforceable portions. Without limiting the generality of the foregoing, if any of the provisions, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

5. Termination

The Executive’s employment shall terminate upon the happening of the following:

5.1Termination For Cause.   The Company may immediately terminate this Agreement for Cause at any time if the Board determines that Cause exists.  For purposes of this Agreement, "Cause" shall mean:

(a)	An act of intentional dishonesty, fraud, embezzlement, or misappropriation of money, property, or proprietary information in connection with the Executive's responsibilities as an Executive.

(b)	The Executive's conviction of, or plea of nolo contendere to, a felony offense or to any crime involving moral turpitude;

(c)

The Executive’s willful misconduct in connection with his employment duties, as reasonably determined by the Board, that is detrimental to the Company, and which is not cured on reasonable notice to Executive;

(d)

The Executive’s unsatisfactory performance, as determined by the Board, including but not limited to, habitual failure or refusal to perform his employment duties under this Agreement if such failure or refusal is not cured by Executive within twenty (20) days after receiving written notice thereof from the Board; or

(e)

The Executive's breach of any material provision of this Agreement or any other material agreement between Executive and the Company, or Executive’s breach or violation of any lawful employment policy of the Company, including those prohibiting harassment of another employee, which has or could reasonably have a material detrimental effect on the Company or its reputation.

5.2Termination Without Cause. The Company may terminate this Agreement and all of the Company' s obligations hereunder (except as hereinafter provided) Without Cause at any time during the Employment term by giving the Executive twelve (12) months’ notice or payment of twelve (12) months Base Salary in lieu of notice (as described in Section 6.2 below). For purposes of this Agreement, "Without Cause" shall mean termination by the Company of Executive's employment for any reason, other than as specified in Sections 5.1 or 5.3 hereof. Upon a termination by the Company Without Cause, Executive shall receive the compensation and benefit continuation required by Section 6.2 below.

5.3Termination Due to Disability or Death. Executive's employment hereunder may be terminated by the Company as follows:

(a)

To the extent permitted by law, upon thirty (30) days' written notice to Executive in the event that Executive is unable to perform the duties specified in this Agreement by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

(b)	Immediately upon the death of Executive.

5.4Voluntary Termination by Executive. Executive’s employment hereunder may be terminated by Executive for any reason upon Executive providing Company with written notice to terminate ("Termination Notice"). Executive shall provide such Termination Notice as soon reasonably possible prior to Executive’s termination date given Executive's future plans, but in no event less than 30 days nor more than 120 days prior to termination. As from receipt by the Company of the Termination Notice the Company shall pay Executive his Base Salary, and any bonus decided by the Board shall be prorated through his termination date.

5.5Good Reason. Executive shall be considered to have resigned for Good Reason in any of the following events or conditions which occur without the Executive's written consent, and which remain in effect after notice has been provided by the Executive to the Company of such material  reduction  and  the expiration  of a 30 day cure period, unless those events constitute or arise as a result of the occurrence of  a "Cause"  event or circumstance as defined in Section 5.1, above: (i) a material reduction in the Executive’s Base Salary unless a proportionate reduction is made to the Base Salary of all members of the Company's senior management; (ii) a material diminution  in the Executive's  authority, duties or responsibilities including a requirement that the CEO report to a corporate officer or employee instead of reporting directly to the Board; (iii) a decision by the Company which would require the Executive to change his principle residence from  Denver, CO; or (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement. The Executive' s notification to the Company must be in writing and must occur within a reasonable period of time, not to exceed 90 days, following the Executive's discovery of the relevant event or condition.

5.6Definition of Termination of Employment or Separation from Service: The terms "termination," "resignation," "termination of employment," or any other term reasonably interpreted to mean a separation from service, will be used interchangeably to mean "Separation from Service" under Section 409A of the Internal Revenue Code of the United States Department of Treasury ("Section 409A"), unless specifically stated otherwise herein. Separation From Service shall mean:

(a)the date upon which the Company and Executive reasonably anticipate that Executive will perform no services; or

(b) the date Executive’s level of bona fide services to the Company permanently decrease to no more than twenty (20) percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of services if Executive has been providing services for less than 36-months).

6.	Effect of Termination

6.1In the event that Executive's employment is terminated by the Company for Cause pursuant to Section 5.1 or by Executive due to a voluntary resignation pursuant to Section 5.4 above:

a.

The Company (through Avita America) shall pay to Executive, or his representatives, on the date of termination of employment (the 'Termination Date") only that portion of the Base Salary provided in Section 3.1 that has been earned but unpaid to the Termination Date, and any accrued but unpaid Vacation pay provided in Section 3.5, and any expense reimbursements due and owing to Executive as of the Termination Date; and

b.

Executive shall not be entitled to (i) any other salary or compensation, (ii) any Annual Bonus or any other bonus pursuant to Section 3.2, any Long-Term Incentive pursuant to Section 3.3, nor (iii) any Benefits pursuant to Section 3.6.

6.2Termination Without Cause. In the event Executive's employment is terminated Without Cause pursuant to Section 5.2 above, the Company (through Avita America) shall pay to Executive, or his representatives, on the Termination Date the following:

(a)The payments, if any, referred to in Section 6.1(a) above; and

(b) Subject to the Executive’s execution and delivery to the Company of a written general release in the standard form, a sample of which is attached to this Agreement as Annexure C, requested by the Company, and the Executive’s continued compliance with the terms of such release and Section 4 hereof, the Company (through Avita America) shall pay Executive as severance pay a lump-sum payment (less applicable withholding taxes) equal to twelve (12) months of Executive’s annual Base Salary as in effect immediately prior to Executive’s termination date. In no event shall the lump sum severance payment be made later than March 15th following the year in which the Termination Date occurs.

6.3Termination Due to Disability or Death. In the event Executive 's employment is terminated due to Disability or death pursuant to Section 5.3 above, the Company (through Avita America) shall pay to Executive, or his representatives, on the Termination Date the following:

a.	The payments, if any, referred to in Section 6.1(a) above; and

b.

For a Termination Due to Disability or Death, and subject to the Executive' s execution and delivery to the Company of a written general release in the standard form, a sample of which is attached to this Agreement as Annexure C, requested by the Company, and the Executive's continued compliance with the terms of such release and Section 4 hereof, Company (through Avita America) shall pay Executive as severance pay a lump-sum payment (less applicable withholding taxes) equal to twelve (12) month s of Executive's annual Base Salary as in effect immediately prior to Executive 's Termination Date. In the event Executive is unable, for any reason, to accept the payments contemplated by this provision, any amounts due under this provision shall be paid to Executive's guardian, conservator, estate or other applicable person or entity.   In no event shall the lump sum severance payment be made later than March 15th following the year in which the Termination Date occurs.

6.4Resignation for Good Reason. ln the event the Executive' resign s for Good Reason pursuant to Section 5.5 above, the Company (through Avita America) shall pay to the Executive, or his representatives, on the Termination Date the following:

a. The payments, if any, referred to in Section 6.1(a) above; and

b. For a Resignation for Good Reason, and subject to the Executive's execution and delivery to the Company of a written general release in the standard form, a sample of which is attached to this Agreement as Annexure C, requested by the Company, and the Executive’s continued compliance with the terms of such release and Section 4 hereof, Company (through Avita America) shall pay Executive as severance pay a lump-sum payment (less applicable withholding taxes) equal to twelve (12) months of Executive's annual Base Salary as in effect immediately prior to Executive 's termination date. In no event shall the lump sum severance payment be made later than March 15th following the year in which the Termination Date occurs.

6.5Pay In Lieu of Notice. Except as expressly provided in Sections 6.1 through 6.4 and Sections 6.6 and 6.7 hereof or as required by applicable law, upon the termination of the Executive' s employment hereunder, the Executive shall have no further rights to any compensation or benefits from the Company or Avita America. The Company reserves the right to relieve Executive of all duties during any notice period that is required pursuant to the provisions of Section 5 above and provide comparable pay and benefits in lieu of notice during such notice period. Nothing in this Section 6.5 shall limit Executive's entitlement to benefits to the extent outlined elsewhere in this Agreement.

6.6Payment Restriction under Corporations Act 2001. The Parties agree and acknowledge that notwithstanding any other provision of this Agreement (and in particular, sections 6.1 through 6.5) to the contrary, the Company is subject to, and must comply with, the provisions of the Australian Corporations Act 2001 (Cth) and the ASX Listing Rules. Without limiting the generality of the foregoing, sections 5 and 6 of this Agreement are subject to prohibition under the Corporations Act 2001 (Cth) that a company may not give a person a benefit in connection with a person's retirement from an office (being a managerial or executive position within the 3 years prior to retirement), or position of employment, in a company (or an associate of that company), in aggregate value in excess of the equivalent of the average of the Employee' s annual base salary for each of the previous 3 years, without prior approval of the Company’s shareholders. For these purposes, a ' benefit' includes a payment or other valuable consideration and ‘retirement' includes loss of office or position, resignation from the office and death of the officeholder.

7. Directors and Officers Insurance Coverage.

The Company hereby covenants and agrees that, so long as the Executive shall continue to serve as an officer of the Company and thereafter so long as the Executive shall be subject to any possible proceedings by reason of the fact that Executive was an officer of the Company, the Company shall use reasonable efforts to obtain and maintain  in full force and effect directors' and officers' liability insurance ("D&O Insurance") in reasonable amounts from established and reputable insurers to the extent permitted by applicable Australian law, and Executive shall be a covered party under such D&O Insurance to the maximum extent of the coverage available for any director or officer of the Company.

Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, the coverage is reduced by exclusions so as to provide an insufficient benefit or such insurance is not permitted under applicable law. For absence of doubt, so long as the Company maintains D&O insurance for any Officer or Director of the Company, Company shall maintain D&O Insurance for Executive subject to the terms of this Section 7.

In the event of a change in control of the Company pursuant to which the Company or any successor is obligated to provide D&O Insurance for a period following the effective date of the transaction or to purchase a D&O Insurance tail policy, Executive shall be a covered party under such D&O Insurance or tail policy to the maximum extent of the coverage permitted by applicable Australian law and otherwise available for any director or officer of the Company.

8.Post-Termination Litigation.

Subject to the terms of this Section 8, Executive agrees to participate in any litigation relating to his actions while serving as the CEO of the Company. ln such event, the Company shall, to the extent not provided by the D&O Insurance contemplated by Section 7, above, pay to Executive $3,000 per day for each day or part day he participates in Company litigation, each day or part day he reasonably spends preparing for such litigation and each day or part day he spends traveling on behalf of the Company, traveling to or from any required meetings, proceeding or   preparations. Additionally, Company shall pay executive an amount equal to Executive's after-tax cost of any reasonable expenses incurred traveling to or from such required meetings, proceedings, or preparations.

9. Assignment

This Agreement is personal in nature, and neither this Agreement nor any part of any obligation herein shall be assignable by Executive. The Company shall be entitled to assign this Agreement to any affiliate of the Company or any entity that assumes the ownership and control of the business of the Company.

10.Severability

Should any term, provision, covenant, or condition of this Agreement be held to be void or invalid, the same shall not affect any other term, provision, covenant, or condition of this Agreement, but such remainder shall continue in full force and effect as though each such voided term, provision, covenant, or condition is not contained herein.

11.Binding Arbitration

Any and all disputes which involve or relate in any way to this Agreement and/or to Executive's employment or termination of employment as CEO of the Company, whether initiated by Executive or by the Company and whether based on contract, tort, statute, or common law, shall be submitted to and resolved by final and binding arbitration as the exclusive method for resolving all such disputes. The arbitration shall be private and confidential and conducted in Los Angeles, California pursuant to the Federal Arbitration Act and applicable California la w, and pursuant to the applicable rules of the American Arbitration Association ("AAA") relating to employment disputes, unless the parties otherwise mutually agree to modify the AAA Rules. A copy of the AAA Employment Rules are available for review at www.adr.org/employment and are incorporated herein by reference.

The party demanding arbitration shall submit a written claim to the other party, setting out the bas is of the claim or claims, within the time period of any applicable statute of limitations relating to such claim(s). If the parties cannot mutually agree upon an Arbitrator, then the parties shall select   a neutral Arbitrator through the procedures established by the AAA. The Arbitrator shall have the powers provided under the California Code of Civil Procedure relating to the arbitration of disputes, except as expressly limited or otherwise provided in this Agreement. The parties shall have the right to reasonable disco very. The parties agree that the Company shall pay the administration costs of the AAA arbitration, including payment of the fees for the Arbitrator, and any other costs directly related to the administration of the arbitration. The parties shall otherwise be responsible for their own respective costs and attorney' s fees relating to the dispute, such as deposition costs, expert witnesses and similar expenses, except as otherwise provided in this Agreement to the prevailing party.

The Arbitrator may award, if properly proven, any damages or remedy that a party could recover in a civil litigation, and shall award costs and reasonable attorneys ' fees to the prevailing party as provided by la w. The award of the Arbitrator shall be issued in writing, setting forth the basis for the decision, and shall be binding on the parties to the fullest extent permitted by law, subject to any limited statutory right to appeal as provided by law. Judgment upon the award of the Arbitrator may be entered in any stat e or federal court sitting in Los Angeles, California.

Nothing in this Section shall prevent Executive from filing or maintaining a claim for workers' compensation, state disability insurance, or unemployment insurance benefits, and nothing in this section shall be construed to prevent or excuse Executive or the Comp any from using existing internal procedures for the resolution of complaints. Employee may bring claims before administrative agencies when the la w permit s the agency to adjudicate those claims, even when there is an agreement to arbitrate; examples include claims or charges with the United States Equal Employment Opportunity Commission (or comparable state agency), the National Labor Relations Board, the U.S. Department of Labor, or the Office of Federal Contract Compliance

Programs. Nothing in this Section shall required arbitration of disputes that are excluded from coverage by this section of by law.

The Company and Executive agree that any dispute in arbitration will be brought on an individual basis only, and not on a class, collective, or representative basis on behalf of others (this agreement to be referred to hereafter as the Class Action Waiver). The Class Action Waiver does not apply to any claim that Executive brings on behalf of both himself and others under the California Private Attorneys General Act of 2004. Executive will not be subject to any retaliation or discrimination    if Executive seeks to challenge this arbitration provision or participate in a class, collective, or representative action in any forum, but Company may lawfully see k enforcement of this Agreement under the Federal Arbitration Act and seek dismissal of any class, collective, or representative actions or claims to the fullest extent allowed by law.

This provision shall not apply if all or any portion of the dispute falls within the provisions of Section 4.6 of this Agreement.

12.Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be carried out in California. Each of the parties agrees to submit to the personal jurisdiction of any state or federal court sitting in Los Angeles, California in any action or proceeding arising out of or relating to this Agreement.

13.	Compliance with IRC Section 409A

This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A") or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement ma y only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payment s under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from serv ice or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each payment made under this Agreement shall be designated as a " separate payment" within the meaning of Section 409A.

Notwithstanding anything herein to the contrary, (i) if at the time of Executive' s termination of employment as CEO of the Company Executive is a "specified employee" as defined in Section 409A of the Code, and the deferral of the commencement of any payment s or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any   such payments or benefits hereunder (without any reduction in such payment s or benefits ultimately paid or provided to Executive) until the date that is six (6) months following Executive's termination of employment as CEO of the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive here und er could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. In the event that payments under this Agreement are deferred pursuant to this Section 13 in order to prevent any accelerated tax or additional tax under Section 409A of the Code, then such payments shall be paid at the time specified under this Section 13 without any interest thereof.

Notwithstanding anything to the contrary herein, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a "Separation from Service" within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a "resignation," "Termination," " termination of employment " or like terms shall mean Separation from Service.

Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a "deferral of compensation" within the meaning of Section 409A of the Code: (x) the amount of expenses eligible for reimbursement or  in-kind  benefits provided  to Executive  during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided  to Executive in any other calendar year, (y) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

The Company shall consult with Executive in good faith regarding the implementation of this Section 13; provided that neither the Company nor any of its employees or representative s shall have any liability to Executive with respect thereto.

14.	Notice

All notices and other communications under this Agreement shall be in writing and mailed, telegraphed, telecopied, or delivered by hand (by a party or a recognized courier service) to the other party at the following address (or to such other address as such party may  have specified by notice given to the other party pursuant to this provision):

If to the Company:

Chief Financial Officer

28159 Avenue Stanford, Suite 220

Valencia, CA 91355

With a copy to the General Counsel

If to Executive:

Dr. Michael Perry

At current home address on file with the Company

15.	Miscellaneous

a.Binding Agreement. This Agreement shall inure to the benefit of and shall be binding upon the Company, its successors, and assigns.

b.Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein. In this regard, each of the parties represents and warrants to the other party that such party is not relying on any promises or representations that do not appear in writing herein. This Agreement supersedes any prior verbal or written agreements with the Company regarding Executive's employment or offer of employment, except as specifically referenced herein. Each of the parties further agrees and understands that this Agreement can be amended or modified only by a written agreement signed by all parties.

c.Representations and Warranties. Executive and the Company hereby represent and warrant to the other that: (a) he or it has full power, authority and capacity to execute and deliver this Agreement, and to perform his or its obligations hereunder; (b) such execution, delivery and performance will not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which he or it is a party or he or it is otherwise bound; (c) this Agreement is his or it is valid and binding obligation in accordance with its terms; (d) Executive represents and warrants that he is under no other obligations, contractual or otherwise, that could impair his ability to perform fully and satisfactorily all of his obligations under this Agreement; (e) Executive has had full opportunity to review this Agreement , to obtain all legal advice he has deemed necessary or appropriate and has either done so, or voluntarily and knowingly declined to do so; and (f) neither party has been induced to enter into this Agreement through any promises, threats, coercion, or benefits not set forth expressly in writing in this Agreement.

d.Attorney’s Fees. In the event that any party shall bring an action or proceeding in connection with the performance, breach or interpretation of this Agreement , then the prevailing party in any such action or proceeding, as determined  by the court, arbitrator or other body having jurisdiction, shall be entitled to recover from the losing party all reasonable costs and expenses of such action or proceeding , including reasonable attorneys' fees, court costs, costs of investigation, expert witness fees and other costs reasonably related to such action or proceeding.

Company shall reimburse Executive for attorney's fees incurred in the negotiation and drafting of this Agreement and any other agreement implementing the terms of this Agreement including but not limited to RSU and option documents and plans, reflected in Executive's counsel's current invoice (June 15-mid August 2019).  Company shall also reimburse Executive for reasonable attorney's fees incurred for any continuing work with respect to the same matter until it is finalized. However, any additional attorney's fees invoice(s) submitted to the Company for payment shall list thereon, for each entry, the time spent, who performed the work, and an appropriately redacted description of the work performed sufficient to understand the nature of the work performed without waiving any applicable privileges or protections. Deficient invoices may be returned for further detail, and, if reasonable, non-privileged detail is not thereafter provided, the deficiency may result in non-payment of said invoice(s).

e.Counterparts. This Agreement may be executed on separate copies, any one of which need not contain signatures of more than one party but all of which taken together shall constitute one and the same Agreement.

f.Negotiated Agreement.  This Agreement was jointly negotiated by Executive and the Company and/or their respective attorneys. Should any dispute arise concerning the meaning or construction of any term or terms of this Agreement, no presumption for or against either as the drafting party, as set forth in California Civil Code Section 1654, shall apply.

g.Change in Exchange Upon Which Company is Traded. In the event the Company is no longer listed on the Australian Securities Exchange the attached Appendix I shall take effect thereby adding, replacing, or amending the corresponding provisions of this Agreement as outlined in Appendix I.

[Signatures on following page]

IN WITNESS WHEREOF, this Agreement is executed as of November 12, 2019 ("Execution Date").

" COMPANY"Avita Medical Ltd., an Australian corporation By: /s/ Lou Panaccio Name: Lou Panaccio Title: Chairman of the Board and EXECUTIVE MICHAEL PERRY By: /s/ Michael Perry MICHAEL PERRY “avita Americas” avita medical Americas,LLC.,a limited liability company incorporated in Delaware By: /s/ Lou Panaccio Name: Lou Panaccio Title: Chairman of the Board